                                                                     EXHIBIT 2.1

                            STOCK PURCHASE AGREEMENT

         Dated as of July 26, 1996, by and between Billy Ray Foster, Sr., both individually and as Trustee of the Revocable Inter Vivos Trust Agreement of Billy Ray Foster dated February 4, 1988, John Douglas Foster, Billy Ray Foster, Jr., J. Kaye Foster Gibson, Robert Anthony Foster, and Mark Bradley Foster, all individual residents of Missouri ("Seller"), and Hawthorn Health Properties, Inc., a California corporation ("Buyer").

         Seller owns and desires to sell all of the capital stock of each of the following corporations (each, a "Company," collectively, the "Companies") that will be issued and outstanding following the closing of the transactions contemplated in the Redemption Agreements.

         1. National Care Centers, Inc., a Missouri corporation, d/b/a Lebanon Care Center.

         2. National Care Centers of Hermitage, Inc., a Missouri corporation, d/b/a Hermitage Park Regional Care Centers.

         3. National Care Centers of Lebanon, Inc., a Missouri corporation, d/b/a Lebanon Park Manor, d/b/a Fremont Terrace Apts., and d/b/a Elder Care Home Health Agency.

         4. National Care Centers of NIXA, Inc., a Missouri corporation, d/b/a Nixa Park Care Center, d/b/a Nixa Park Terrace Apts.

         5. National Care Centers of Springfield, Inc., a Missouri corporation, d/b/a Springfield Park Care Center, d/b/a Bedford Park Terrace Apts. (excluding d/b/a Cherokee Residential Care Center).

         6. Dixon Management Inc., a Missouri corporation, d/b/a Dixon Oaks Care Center.

         7. Long Term Pharmaceutical Care, Inc., formerly known as Juan Construction Company, a Missouri corporation, d/b/a Mt. Vernon Park Pharmacy and d/b/a Long Term Pharmaceutical Care.

         8. Springfield Retirement Village, Inc., d/b/a Mt. Vernon Park Care Center.

         9. Mt. Vernon Park Care Center West, Inc.

to Buyer, and Buyer desires to purchase such capital stock on the terms and subject to the conditions set forth below. In consideration of the representations, warranties, covenants, and agreements contained herein, Seller and Buyer, each intending to be legally bound hereby, agree as set forth below.


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                                   ARTICLE I
                           DEFINITIONS: CONSTRUCTION

         1.01 DEFINITIONS. As used in this Agreement, the following terms have the meanings specified in this Section 1.01. All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

         "Accounting Principles" means GAAP.

         "Affiliate" means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person or any Family Member of such Person.

         "Agreement" means this Stock Purchase Agreement, as it may be amended from time to time.

         "Auditors" means Ernst & Young LLP.

         "BCC" means Balanced Care Corporation, a Delaware corporation.

         "Benefit Plan" has the meaning given that term in Section 3.23(a).

         "Business" means the business conducted by each Company, which generally includes the ownership and operation of an elderly living center including a skilled nursing facility, operation of a pharmacy, and operation of a home health agency, including all activities related to the foregoing.

         "Buyer" means Hawthorn Health Properties, Inc., a California corporation.

         "Buyer Damages" has the meaning given that term in Section 7.02.

         "Buyer Indemnitees" has the meaning given that term in Section 7.02.

         "CERCLIS" means the Comprehensive Environmental Response Compensation Liability Information System Database pursuant to Superfund.

         "Closing" has the meaning given that term in Section 2.03.

         "Closing Date" has the meaning given that term in Section 2.03.

         "Code" means the Internal Revenue Code of 1986, as amended, and the applicable rulings and regulations thereunder.

         "Combined Companies" means each of the Companies plus the Other Companies.

         "Company" and "Companies" have the meanings set forth in the Preamble to this Agreement.


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         "Company Group" has the meaning given that term in Section 3.23(b).

         "Company Plan" has the meaning given that term in Section 3.23(a).

         "Contract" and "Contracts" have the respective meanings given those terms in Section 3.15.

         "Covenant Not to Compete" means an agreement in the form attached hereto as Exhibit 1.01(1).

         "Damages" has the meaning given that term in Section 7.05.

         "Defined Benefit Plan" has the meaning given that term in Section 3.23(e).

         "Employment Agreements" means the contracts between Foster Health Care Group, Inc., Buyer and each of John Foster, Susan Foster, and Greg Smith in substantially the form of Exhibits 1.01(2) through 1.01(4), respectively.

         "Encumbrance" means any liability, debt, mortgage, deed of trust, pledge, security interest, encumbrance, option, right of first refusal, agreement of sale, adverse claim, easement, lien, assessment, restrictive covenant, encroachment, burden or charge of any kind or nature whatsoever or any item similar or related to the foregoing.

         "Environment" means soil, land, surface or subsurface waters, ground waters, and ambient air.

         "Environmental Condition" means any condition with respect to the Environment relating to or arising out of the use, handling, storage, transportation, treatment, recycling, release, or threatened release by the Company.

         "Environmental Law" means any applicable Law relating to public health and safety or protection of the environment, including common law nuisance, property damage and similar common law theories.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the applicable rulings and regulations thereunder.

         "Escrow Agent" means Commerce Bank.

         "Escrow Agreement" means an agreement substantially in the form of
Exhibit 1.01(5) hereto among Buyer, Seller, and Escrow Agent.

         "Escrow Amount" means $1,200,000 to be held by the Escrow Agent pursuant to the terms and conditions of the Escrow Agreement.

         "Exchange Agreement" means, collectively, the Merger Agreement of even date herewith between BCC, BCC at Nevada Park Care Center, Inc., and National Care Centers of Nevada, Inc.


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(the "Nevada Merger Agreement") and that certain Merger Agreement of even date herewith between BCC, BCC at Republic Park Center, Inc., and National Care Centers of Republic (the "Republic Merger Agreement"). Under the Nevada Merger Agreement and the Republic Merger Agreement, the capital stock of those corporations shall be exchanged for shares of BCC's common stock as a result of the merger of National Care Centers of Republic, Inc., into BCC at Republic Park Care Center, Inc., and of National Care Centers of Nevada, Inc., into BCC at Nevada Park Care Center, Inc.

         "Family Member" means any spouse, sibling, parent, offspring; personal representatives or heirs of a Person or any spouse of such Family Member.

         "FASB" means the Financial Accounting Standards Board or its successor.

         "Fiscal Year Financial Statements" has the meaning given that term in
Section 3.07(b).

         "Foster Health Care Group Purchase Agreement" means the Asset Purchase Agreement of even date herewith between Hawthorn Health Properties, Inc., and Foster Health Care Group, Inc.

         "Funded Debt" means the aggregate amount of all indebtedness of the Combined Companies for borrowed money or the deferred purchase price of any property or the redemption of any stock plus the amount required to satisfy all obligations of any of the Combined Companies with respect to any capital lease in order to obtain title to the underlying property, provided, however, that the Funded Debt shall not include (i) obligations undertaken by National Care Centers of Springfield, Inc., d/b/a Springfield Park Care Center, for the purchase of a van and (ii) obligations undertaken by each of the Companies payable to Foster Health Care Group, Inc., for the purchase of computers and related equipment.

         "GAAP" means United States generally accepted accounting principles.

         "Governing Documents" means, with respect to any Person who is not a natural Person, the certificate or articles of incorporation, bylaws, deed of trust, formation or governing agreement and other charter documents or organization or governing documents or instruments of such Person.

         "Governmental Body" means any court, government (federal, state, local, or foreign department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority or instrumentality, including, without limitation, any Medicare fiscal intermediary.

         "Hazardous Activity" means the distribution, generation, handling, storage, treatment, use, transportation, recycling, release or threatened release of Hazardous Materials.

         "Hazardous Materials" means any substance listed, defined, classified, or determined to be hazardous, radioactive, or toxic contaminant pursuant to any Environmental Law.



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         "Indemnified Party" has the meaning given that term in Section 7.05.

         "Indemnifying Party" has the meaning given that term in Section 7.05.

         "Intellectual Property" has the meaning given that term in Section
3.22.

         "IRS" means the Internal Revenue Service.

         "Law" means any applicable federal, state, municipal, local or foreign statute, law, ordinance, rule, regulation, policy or order of any kind or nature whatsoever including any public policy, order of any Governmental Body or principle of common law.

         "Litigation" has the meaning given that term in Section 3.14.

         "Management Agreement" means, collectively, each of the agreements in the form attached hereto as Exhibit 1.01(6) between the affiliates of BCC and Foster Health Care Group, Inc., a Missouri corporation owned by Seller.

         "Material" means all items which, in the aggregate and disregarding materiality, shall equal or exceed $100,000.

         "Multiemployer Plan" has the meaning given that term in Section
3.23(f).

         "Other Agreement" means each other agreement or document contemplated hereby to be executed and delivered in connection with the transactions contemplated by this Agreement on or before Closing, including the Management Agreement, the Exchange Agreement, the Right of First Refusal Agreement, the Escrow Agreement, the Covenants Not to Compete, and the Employment Agreements.

         "Other Companies" means National Care Centers of Republic, Inc., a Missouri corporation, d/b/a Republic Park Center, and National Care Centers of Nevada, Inc., a Missouri corporation, d/b/a Nevada Park Care Center (excluding d/b/a Nevada Park Terrace Apartments).

         "PBGC" means the Pension Benefit Guaranty Corporation.

         "PCBs" means polychlorinated biphenyls.

         "Permit" and "Permits" have the respective meanings given those terms in Section 3.16.

         "Person" means and includes a natural person, a corporation, an association, a partnership, a limited liability company, a trust, a joint venture, an unincorporated organization, a business, any other legal entity, and a Governmental Body.

         "Purchase Price" has the meaning given that term in Section 2.02.

         "Qualified Plan" has the meaning given that term in Section 3.23(d).


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         "Real Property" has the meaning given that term in Section 3.17.

         "Receivables" has the meaning given that term in Section 3.12.

         "Redemption Agreement" means collectively each of the Stock Redemption Agreements in the form of Exhibit 1.01(8) among Seller and each Company identified in Schedule 3.03 as a Company which is redeeming certain of its Stock.

         "Related Party" means (i) Seller, (ii) any Affiliate of Seller, (iii) any officer, director or shareholder or former officer, director or shareholder of any Person identified in clauses (i) or (ii) preceding, and (iv) any spouse, sibling, parent, offspring; personal representative, or heir of any natural Person identified in any one of the preceding clauses.

         "Release" means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing, or dumping into the environment.

         "Right of First Refusal Agreement" means the agreement in the form of
Exhibit 1.01(9) hereto between BCC and Seller pursuant to which Seller grants to BCC the right of first refusal to purchase the Nevada Park Apartments and Cherokee Residential Care on the terms set forth therein.

         "Security Right" means, with respect to any security, any option, warrant, subscription right, preemptive right, other right, proxy, put, call, demand, plan, commitment, agreement, understanding or arrangement of any kind relating to such security, whether issued or unissued, or any other security convertible into or exchangeable for any such security. "Security Right" includes any right relating to issuance, sale, assignment, transfer, purchase, redemption, conversion, exchange, registration or voting and includes rights conferred by statute, by the issuer's Governing Documents or by agreement.

         "Seller" means collectively Billy Ray Foster, Sr., both individually and as Trustee of the Revocable Inter Vivos Trust Agreement of Billy Ray Foster dated February 4, 1988, John Douglas Foster, Billy Ray Foster, Jr., J. Kaye Foster Gibson, Robert Anthony Foster, and Mark Bradley Foster, all individual residents of Missouri.

         "Seller Damages" has the meaning given that term in Section 7.03.

         "Seller Indemnitees" has the meaning given that term in Section 7.03.

         "Shares" has the meaning given that term in Section 3.03.

         "Subsidiary" means any corporation, partnership, joint venture or other entity in which the Company owns, directly or indirectly, more than 20% of the outstanding voting securities or equity interests.

         "Superfund" means the Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U.S.C. Sections 6901, et seq., as amended.



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         "Tax" means any domestic or foreign federal, state, county or local tax, levy, impost or other similar charge of any kind whatsoever, including any interest or penalty thereon or addition thereto, whether disputed or not.

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to any Tax, including any schedule or attachment thereto, and including any amendment thereof.

         "Threatened Release" means a substantial likelihood of a release that requires action to prevent or mitigate damage to the environment that may result from such release.

         1.02. CONSTRUCTION. As used herein, unless the context otherwise requires: (i) references to "Article" or "Section" are to an article or section hereof; (ii) all "Exhibits" and "Schedules" referred to herein are to Exhibits and Schedules attached hereto and are incorporated herein by reference and made a part hereof; (iii) "include", "includes" and "including" are deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import; and (iv) the headings of the various articles, sections and other subdivisions hereof are for convenience of reference only and shall not modify, define or limit any of the terms or provisions hereof.

                                   ARTICLE II

                                THE TRANSACTION

         2.01. SALE AND PURCHASE OF SHARES. Upon the terms and subject to the conditions of this Agreement and in consideration of the Purchase Price, Seller shall sell, assign, transfer and deliver the Shares to Buyer, and Buyer shall purchase from Seller and take delivery of the Shares, at the Closing, free of all Encumbrances.

         2.02. PURCHASE PRICE. The aggregate purchase price for the Shares (the "Purchase Price") shall be $38,500,000 less the amount of the Funded Debt. The parties agree that the Purchase Price is allocated among the Companies as shown on Schedule 2.02. Seller and Buyer agree to report the transactions effected in accordance with this Agreement for federal income tax and governmental reimbursement purposes in accordance with such allocation. In addition, Buyer agrees to pay or cause to be paid the Funded Debt at the Closing pursuant to
Section 2.05 below.

         2.03. CLOSING. The consummation of the purchase and sale of the Shares and the other transactions contemplated hereby (the "Closing") shall take place at 10:00 a.m., local time, on or before August 19, 1996, at the offices of Mercantile Bank of Springfield, 417 St. Louis Street, Springfield, Missouri, or at such other time, date or place as the parties agree (the "Closing Date"), provided, however, that the Closing shall be effective as of August 31, 1996 (the "Effective Closing Date").

         2.04. CLOSING DATE PROMISSORY NOTE. At Buyer's option, Buyer may pay the Purchase Price by delivery to Seller's agent of a Promissory Note in the form of Exhibit 2.04(1) hereto (the


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"Promissory Note"). Such note shall be payable on the Closing Date by payment in the manner set forth in Section 2.05. The Promissory Note shall be secured by a pledge of all of the issued and outstanding stock of the Companies issued to Buyer pursuant to the Stock Pledge Agreement in the form of Exhibit 2.04(2).

         2.05. PAYMENT. Upon the terms and subject to the conditions of this Agreement,

               (a)   at Closing, Buyer shall deliver

                     (i) to Seller by cashier's check or wire transfer of federal funds $38,500,000 less (A) the Escrow Amount, and (B) the amount of the Funded Debt,

                     (ii) to Seller by cashier's check or wire transfer of federal funds the aggregate sum of $2,000,000, such amount being the consideration for the Covenant Not to Compete, and such amount shall be payable among Seller as shown on Schedule 2.05,

                     (iii) to the Escrow Agent by wire transfer of federal funds the Escrow Amount, and

                     (iv) to each creditor of Seller to which the Funded Debt is owed, Buyer shall pay the full amount of the Funded Debt by cashier's check or wire transfer of federal funds.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         As an inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, Seller represents and warrants to Buyer, as to each of the Companies, and, where applicable as to himself, that each of the following representations and warranties is true as of the date hereof:

         3.01. ORGANIZATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of Missouri, and has the corporate power and authority to own or lease its properties, carry on its business as now conducted, enter into this Agreement and the Other Agreements to which it is or is to become a party and perform its obligations hereunder and thereunder.

         3.02. AUTHORIZATION: ENFORCEABILITY. This Agreement and each Other Agreement to which Seller or the Company, or both, is a party have been duly executed and delivered by and constitute the legal, valid and binding obligations of such party, enforceable against it in accordance with their respective terms, except for (i) the effect of bankruptcy, insolvency, reorganization, moratorium, equity of redemption or other similar laws now or hereafter in effect relating to or affecting creditors generally and (ii) the effect of general principles of equity and the discretion of the court before which any proceeding therefor may be brought. Each Other Agreement to which either Seller or the Company, or both, is to become a party pursuant to the provisions hereof, when executed and delivered by such party, will constitute the legal, valid and


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binding obligation of such party, enforceable against such party in accordance with the terms of such Other Agreement, except for (i) the effect of bankruptcy, insolvency, reorganization, moratorium, equity of redemption or other similar laws now or hereafter in effect relating to or affecting creditors generally and (ii) the effect of general principles of equity and the discretion of the court before which any proceeding therefor may be brought. All actions contemplated by this Agreement and the Other Agreements have been duly and validly authorized by all necessary proceedings by Seller and the Company.

         3.03. SHARES; CAPITALIZATION. As of the date of this Agreement, the authorized capital stock of the Company consists solely of the number of shares of common stock at the par value per share of such common stock identified on
Schedule 3.03 (the "Stock"). Schedule 3.03 identifies the number of shares of Stock issued and outstanding and the number of shares of Stock held in the treasury of the Company. Schedule 3.03 also sets forth truthful and accurate information concerning the shares of capital stock of the Company that will be issued and outstanding as of the Closing Date after consummation of the transactions contemplated in the Redemption Agreements (the "Shares"). All of the Stock is owned of record, legally and beneficially by Seller, except for the Stock identified on Schedule 3.03 as treasury stock. Except as may be disclosed on Schedule 3.03, the Stock is free and clear of any and all Encumbrances, including without limitation any Encumbrance resulting from the acquisition by Seller of the Stock, and upon delivery of the Shares hereunder, Buyer will acquire title thereto, free and clear of any and all Encumbrances. There are no Security Rights relating to any of the Stock except as disclosed on Schedule 3.03. All rights and powers to vote the Stock are held exclusively by Seller. All of the Stock is validly issued, fully paid and nonassessable, was not issued in violation of the terms of any agreement or other understanding, and was issued and acquired by Seller in substantial compliance with all applicable Laws. Any shares of Stock that were previously outstanding but that are now owned by the Company were acquired by the Company in substantial compliance with all applicable Laws.

         3.04. SUBSIDIARIES AND FICTITIOUS NAMES. Except as disclosed in
Schedule 3.04, the Company does not own, nor has it ever owned, any shares of capital stock of or other equity interest in any corporation, partnership, joint venture or other entity. Schedule 3.04 discloses with respect to each Company (i) its name, (ii) the jurisdiction of its organization, and (iii) all fictitious or other names under which the Company does business or ever conducted business.

         3.05 QUALIFICATION. The Company is duly qualified and in good standing as a foreign corporation and is duly authorized to transact business in each jurisdiction wherein the character of the properties owned or leased by it or the nature of the activities conducted by it makes such qualification and good standing necessary.

         3.06  NO VIOLATION OF LAWS OR AGREEMENTS; CONSENTS.

               (a) Neither the execution and delivery of this Agreement or any Other Agreement to which Seller or the Company, or both, is or is to become a party, the consummation of the transactions contemplated hereby or thereby nor the compliance with or fulfillment of the terms, conditions or provisions hereof or thereof by Seller or the Company, or


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both, will, except as disclosed in Schedule 3.06: (i) contravene any provision of the Governing Documents of the Company, (ii) conflict with, result in a breach of, constitute a default or an event of default (or an event that might, with the passage of time or the giving of notice or both, constitute a default or event of default) under any of the terms of, result in the termination of, result in the loss of any right under, or give to any other Person the right to cause such a termination of or loss under, any asset of Seller or the Company, including any Permit, Intellectual Property, license, franchise, indenture, mortgage or any other contract, agreement or instrument to which either Seller or the Company is a party or by which any of their assets may be bound or affected, (iii) result in the creation, maturation or acceleration of any liability or obligation of Seller or the Company (or give to any other Person the right to cause such a creation, maturation or acceleration), (iv) violate any Law or violate any judgment or order of any Governmental Body to which Seller or the Company is subject or by which any of their respective assets may be bound or affected, or (v) result in the creation or imposition of any Encumbrance upon the Stock or any asset of Seller or the Company or give to any other Person any interest or right therein.

               (b) Except as set forth on Schedule 3.06 and in Section 5.05, no consent, approval or authorization of, or registration or filing with, any Person is required in connection with the execution or delivery by Seller or the Company, or both, of this Agreement or any of the Other Agreements to which either, or both, is or is to become a party pursuant to the provisions hereof or the consummation by Seller or the Company, or both, of the transactions contemplated hereby or thereby.

         3.07. FINANCIAL INFORMATION.

               (a) RECORDS. The books of account and related records of the Company reflect accurately and in detail its assets, liabilities, revenues, expenses and other transactions.

               (b) FINANCIAL STATEMENTS. Attached as Exhibit 3.07(b)(1) are the audited or reviewed balance sheets, income statements and statements of cash flows for each Company's two most recent fiscal years (except that the statements for Dixon Management, Inc., and Long Term Pharmaceutical Care, Inc., are not audited or reviewed) (collectively, the "Fiscal Year Financial Statements"). The most recent Fiscal Year Financial Statement for National Care Centers of Lebanon, Inc., as of the Closing shall be as of April 30, 1995, and for Dixon Management, Inc., as of the Closing shall be June 30, 1995, for the reason that the most recent fiscal year end statements of National Care Centers of Lebanon, Inc., and Dixon Management, Inc., shall not be prepared on or before the Closing. Also attached hereto as Exhibit 3.07(b)(2) are the unaudited interim balance sheets and income statements for the Companies as of April 30, 1996 and for the interim periods ended April 30, 1996, except that the Estimated Interim Financial Statement for Long Term Pharmaceutical Care, Inc., shall be as of March 31, 1996 (collectively, the "Estimated Interim Financial Statements"). The Fiscal Year Financial Statements in all material respects (i) are accurate, correct, and complete in accordance with the books of account and records of the Companies, (ii) have been prepared in accordance with Accounting Principles on a consistent basis throughout the indicated periods, and (iii) present fairly the financial condition, assets and liabilities and results of operation of the Companies at


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

the dates and for the relevant periods indicated in accordance with the Accounting Principles. The Estimated Interim Financial Statements in all material respects (i) are accurate, correct, and complete in accordance with the books of account and records of the Companies, (ii) have been prepared in accordance with Accounting Principles on a consistent basis, except that they contain no footnotes, no year-end adjustments, including, but not limited to, adjustments for amounts which may be receivable or payable as a result of any Medicare cost report, adjustments for uncollectable accounts receivable and adjustments for income tax accruals, and (iii) present fairly the financial condition, assets and liabilities and results of operations of the Companies at the dates and for the relevant periods indicated in accordance with the Accounting Principles.

               (c) STATE SURVEYS AND COST REPORTS. Attached as Exhibit 3.07(c) are copies of the state surveys completed and cost reports filed by or on behalf of each Company for the years 1994 and 1995 and filed for 1996 on or before April 30, 1996. Each such report was prepared in substantial compliance with all Laws and is complete and accurate in all material respects.

               (d) FUNDED DEBT. Schedule 3.07 indicates the amount of Funded Debt for each of the Combined Companies as of July 31, 1996, and describes each component thereof by indicating the identity of the creditor and the type of indebtedness.

         3.08. UNDISCLOSED LIABILITIES. The Company has no debt, obligation or liability, absolute, fixed, contingent or otherwise, of any nature whatsoever, whether due or to become due, including any unasserted claim, whether incurred directly or by any predecessor thereto, and whether arising out of any act, omission, transaction, circumstance, sale of goods or services, state of facts or other condition, except: (i) those reflected or reserved against its Fiscal Year Financial Statements and/or its Estimated Interim Financial Statements in the amounts shown therein; (ii) those not required under GAAP to be reflected or reserved against in its Fiscal Year Financial Statements and/or its Estimated Interim Financial Statements; (iii) those disclosed on Schedule 3.08;
(iv) those of the same nature as those set forth on its Fiscal Year Financial Statements and/or its Estimated Interim Financial Statements that have arisen in the ordinary course of business of the Company after the effective dates of each of its Fiscal Year Financial Statements and each of its Estimated Interim Financial Statements through the date hereof, all of which obligations described in this clause (iv) have been consistent in amount and character with past practice and experience, and none of which, individually or in the aggregate, has had or will have an adverse effect on the business, financial condition or prospects of any Company and none of which is a liability for breach of contract or warranty or has arisen out of tort, infringement of any intellectual property rights, or violation of Law or is claimed in any pending or threatened legal proceeding; (v) those claims which are (1) first asserted in writing after the date hereof, (2) which an insurance carrier identified on
Schedule 3.21 is obligated to defend, (3) the amount of the claim is not in excess of the coverage available under such insurance, and (4) which shall be disclosed by Seller to Buyer in the Closing Certificate pursuant to Section 6.01(d); (vi) those claims which are asserted by employees of Companies under the Workers' Compensation Law and which would not have a materially adverse effect on the Companies, and (vii) those which are not material in the aggregate.



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

         3.09. NO CHANGES. Since April 30, 1996, each Company has conducted its business only in the ordinary course, except for actions taken in compliance with the terms of this Agreement. Without limiting the generality of the foregoing sentence, since April 30, 1996, except as otherwise disclosed or provided for in this Agreement, in Schedule 3.09, in any other Schedule or Exhibit hereto, or in any other document which Seller shall deliver to Buyer on or after the date hereof pursuant to the terms of this Agreement, there has not been any of the following which are material in the aggregate: (i) damage or destruction to any asset of the Company, whether or not covered by insurance;
(ii) strike, work stoppage, slowdown, or similar concerted activity by employees at the Company; (iii) creation of any Encumbrance on any asset of the Company; (iv) declaration or payment of any dividend or other distribution on or with respect to or redemption or purchase by the Company of any shares of capital stock of the Company; (v) increase in the salary, wage or bonus of any employee of the Company which is not customary in amount; (vi) asset acquisition or expenditure, including capital expenditure, in excess of $100,000 in the aggregate, other than the purchase of inventory in the ordinary course of business; (vii) change in any Company Plan; (viii) change in any method of accounting; (ix) payment to or transaction with any Related Party, which payment or transaction is not specifically disclosed on Schedule 3.18;
(x) disposition of any asset (other than inventory in the ordinary course of business) for more than $100,000 in the aggregate or for less than fair market value; (xi) payment, prepayment or discharge of any liability other than in the ordinary course of business; (xii) write-offs or write-downs of any assets of the Company in excess of $100,000 in the aggregate; (xiii) creation, termination or amendment of, or waiver of any right under, any material agreement of the Company not in the ordinary course of business; or (xiv) agreement or commitment to do any of the foregoing.

         3.10. TAXES.

               (a) TAX RETURNS; PAYMENT. The Company has filed or caused to be filed on a timely basis, or will file or cause to be filed on a timely basis, all Tax Returns that are required to be filed by it prior to or on the Effective Closing Date, without regard to any extensions, pursuant to the Law of each governmental authority with taxing power over it. All such Tax Returns were or will be, as the case may be, correct and complete in all material respects. The Company has paid all Taxes that have become due as shown on such Tax Returns or pursuant to any assessment received as an adjustment to such Tax Returns, except (i) such Taxes, if any, as are being contested in good faith and disclosed on Schedule 3.10, (ii) such Taxes that are fully reserved against on the Fiscal Year Financial Statements or the Estimated Interim Financial Statements, (iii) Taxes accruing after the end of the last fiscal year of each Company and Other Company that are not yet due, and (iv) payroll taxes which have accrued but were not required to have been paid on or before the Closing and for which Seller shall cause the Company to have cash for such payments on the Closing date. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return, except as disclosed on Schedule
3.10. No claim has been made by a taxing authority of a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation in that jurisdiction. Without limiting the foregoing, the Company has no liability for any Tax except Taxes disclosed on Schedule 3.10. Schedule 3.10 contains a complete and accurate list of each type of Tax paid by the Company and each Governmental Body to which such Tax is paid. Seller has no actual knowledge of any proposed change in Law (other than the Code) that would result in a material increase in Tax payable by any Company.

               (b) WITHHOLDING. The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

               (c) ASSESSMENTS. There is no pending, or, to the knowledge of Seller or the Company, threatened or anticipated, assessment of any additional Tax against the Company. The Company has not waived any statute of limitations in respect of any Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency for any taxable period for which the period of limitations on assessment has not expired, except as disclosed on Schedule
3.10. No Tax audit or examination is now pending or currently in progress with respect to the Company.

               (d) OTHER MATTERS. Except as disclosed on Schedule 3.10, the Company is not a party to any income Tax allocation or sharing agreement. The Company has not filed a consent under Code Section 341 (f) concerning collapsible corporations. The Company has not made any payment, nor is it obligated to make any payment, nor is it a party to any agreement that under certain circumstances could obligate it to make any payment, that will not be deductible under Code Sections 280G or 162 (m). The Company is not (nor does it have any liability for unpaid Taxes because it once was) a member of an affiliated group as defined in Section 1504 of the Code. The Company is not and has not been during the applicable period specified in Code Section 897(c)(1)(A)(ii) a United States real property holding corporation as defined in Code Section 897(c)(2).

               (e) CONTROLLED GROUP. The Combined Companies constitute one controlled group of corporations within the meaning of Sections 52 and 1563 of the Code. Schedule 3.10 contains a list of all other entities that are also members of such controlled group. There have been no transactions between any Company and any other Person for which a loss has been disallowed or deferred or which has otherwise been subject to Section 267 (a) of the Code.

         3.11. INVENTORY. All of the material inventory owned by the Company is valued on the books and records of the Company and in the Fiscal Year Financial Statements at lower of cost or market, the cost thereof being determined on a first-in, first-out basis in accordance with GAAP. Except to the extent of the reserve in the Fiscal Year Financial Statements, none of the Company's inventory is obsolete, has been consigned to others, or is on consignment from others.

         3.12. RECEIVABLES. Schedule 3.12 discloses all trade and other accounts receivable of the Company (Receivables) outstanding as of July 31, 1996, presented on an aged basis and separately identifies the name of each account debtor and the total amount of each related Receivable. The term "Receivable is further defined to include billing in advance for services to be rendered to "Private Pay Patients" (as defined in Section 5.07 below) of the Companies and the Medicaid resource portion of billing for services to be rendered to patients of the Companies for whom the Companies are entitled to Medicaid reimbursement. All Receivables, whether reflected on the Fiscal Year Financial Statements, disclosed on Schedule 3.12, or created after the end of the last fiscal year of each Company and each Other Company, arose from bona fide sale or service transactions of the Company, and no portion of any Receivable is subject to counterclaim, defense or set-off or is otherwise in dispute. Except to the extent of the recorded reserve for doubtful accounts specified on the Fiscal Year Financial Statements, all of the Receivables are collectible in the ordinary course of business and will be fully collected within 90 days after having been created using commercially reasonable efforts.

         3.13. CONDITION OF ASSETS; BUSINESS. The Company is engaged in the Business and no other business, except as disclosed in Schedule 3.13. The buildings, fixtures, improvements, machinery, equipment, tools, furniture, improvements and tangible personal property of the Company, including those reflected on the Fiscal Year Financial Statements, are in good operating condition and repair and are suitable for the purposes for which they are used in the Business, except (i) minor or routine maintenance, (ii) matters disclosed on Schedule 3.13, and (iii) conditions which in the aggregate would cost less than $25,000 to repair or replace. Except for Encumbrances listed on
Schedule 3.13 and those Encumbrances included in the title insurance commitments received by Buyer, the Company has good and marketable title to all of its assets; all of such assets are reflected on the Fiscal Year Financial Statements, or, under GAAP, are not required to be reflected thereon; such assets include all assets that are necessary for use in and operation of the Business; and none of such assets is subject to any Encumbrance or impairment, whether due to its condition, utility, collectability or otherwise.

         3.14. NO PENDING LITIGATION OR PROCEEDINGS. Except for those matters described on Schedule 3.14, no action, suit, investigation, claim or proceeding of any nature or kind whatsoever, whether civil, criminal or administrative, by or before any Governmental Body or arbitrator ("Litigation") is pending or, to the knowledge of Seller, threatened against or affecting the Company, the Business, any of the Company's assets, any of the Shares, or any of the transactions contemplated by this Agreement or any Other Agreement. In addition, none of the Combined Companies has been a party to any action in a court of general jurisdiction during the time period January 1, 1993 through the present, except as disclosed on Schedule 3.14. There is presently no outstanding judgment, decree or order of any Governmental Body against or affecting the Company, the Business, any of the Company's assets, any of the Shares, or any of the transactions contemplated by this Agreement or any Other Agreement. The Company does not have pending any Litigation against any third party, except for those matters described on Schedule 3.14.

         3.15. CONTRACTS; COMPLIANCE. Disclosed on Schedule 3.15, 3.21, 3.22, or 3.23 is a brief description of each contract, lease, indenture, mortgage, instrument, commitment or other agreement, arrangement or understanding, oral or written, formal or informal, to which the Company is a party or by which it or its assets may be affected and that (i) is material to the Business or the Company's assets or operations, individually or in the aggregate, (ii) involves the purchase, sale or lease of any asset, materials, supplies, inventory or services in excess of $10,000 per year, (iii) has an unexpired term of more than six months from the date hereof, taking into account the effect of any renewal options, (iv) relates to the borrowing or lending of any money or guarantee of any obligation (other than the guarantee represented by the endorsement of negotiable instruments presented for collection), (v) limits the right of the Company to compete in any line of business or otherwise restricts any right the Company may have, (vi) is an employment or consulting contract
(vii) is with a Governmental Body or (viii) was not entered into in the ordinary course (each, a "Contract" and collectively, the "Contracts"). Each Contract is a legal, valid and binding obligation of the Company and is in full force and effect. The Company and, to the best knowledge of Seller, each other party to each Contract has performed substantially all obligations required to be performed by it thereunder and is not in breach or default, and is not alleged to be in breach or default, in any respect thereunder, and no event has occurred and no condition or state of facts exists (or would exist upon the giving of notice or the lapse of time or both) that would become or cause a breach, default or event of default thereunder, would give to any Person the right to cause such a termination or would cause an acceleration of any obligation thereunder. The Company is not currently renegotiating any Contract nor has the Company received any notice of non-renewal or price increase or sales or production allocation with respect to any Contract.

         3.16. PERMITS; COMPLIANCE WITH LAW. The Company holds all permits, certificates, licenses, franchises, privileges, approvals, registrations and authorizations required under any applicable Law in connection with the operation of its assets and Business (each, a "Permit" and, collectively, "Permits"). Each Permit is valid, subsisting and in full force and effect. The Company is in substantial compliance with and has fulfilled and performed its obligations under each Permit, and no event or condition or state of facts exists (or would exist upon the giving of notice or lapse of time or both) that could constitute a material breach or default under any Permit. The Company has not been since January 1, 1994, nor is it currently in violation of any Law and has received no notice of any violation of Law, and no event has occurred or condition or state of facts exists that could give rise to any such violation, except for notices of deficiencies received from the Missouri Department of Social Services, Division of Aging, as set out in Schedule 3.16, and the matters disclosed in Schedule 3.14. The Company has not received any notice of non-renewal of any Permit nor will the transactions contemplated hereby result in the cancellation or increase the likelihood of non-renewal of any Permit.

         3.17. REAL PROPERTY. Schedule 3.17 contains a list of all real properties currently owned, used or leased by the Company or in which the Company has an interest, excluding those properties identified in Schedule 5.05 which Seller shall have a right to convey to other parties prior to the Closing (collectively, the "Real Property"), and identifies the record title holder of all of the Real Property. The Company has good and marketable fee simple title to all Real Property shown as owned by it on Schedule 3.17, free and clear of all Encumbrances, other than (i) as indicated on Schedule 3.17, (ii) zoning restrictions, (iii) liens for current taxes not yet due, and (iv) those Encumbrances set out in the title insurance commitments received by Buyer with respect to the Real Estate and which are set out in Schedule 3.17. The Company has the right to quiet enjoyment of all Real Property in which it holds a leasehold interest for the full term, including all renewal rights, of the lease or similar agreement relating thereto. Schedule 3.17 contains a list of all title insurance policies held by the Company. Seller has delivered an ALTA as-built survey for all Real Property owned by the Company to Buyer. The Company has not received any written notice of assessments for public improvements or condemnation against any Real Property.

         3.18. TRANSACTIONS WITH RELATED PARTIES. No Related Party is or has been since January 1, 1992 a party to any transaction, agreement or understanding with the Company except pursuant to arrangements disclosed on
Schedule 3.18 and except for dividends properly reflected as such in the Fiscal Year Financial Statements or the Estimated Interim Financial Statements, except as set forth in Schedule 3.18. No Related Party uses any assets of the Company except directly in connection with the Business, and no Related Party owns any asset used in the Business. Except as set forth on Schedule 3.18, no Related Party has any claim of any nature, including any inchoate claim, against the Company, and the Company has no claim of any nature, including any inchoate claim, against any Related Party. Except as disclosed on Schedule 3.18, as otherwise expressly provided hereby or by any Other Agreement or as otherwise may be mutually agreed after Closing, (i) no Related Party will at any time after Closing for any reason, directly or indirectly, be or become entitled to receive any payment or transfer of money or other property of any kind from the Company, and (ii) the Company will not at any time after Closing for any reason, directly or indirectly, be or become subject to any obligation to any Related Party.

         3.19. LABOR RELATIONS. The relations of the Company with its employees are good to the best of Seller's knowledge. No employee of the Company is represented by any union or other labor organization. No representation election, arbitration proceeding, grievance, labor strike, dispute, slowdown, stoppage or other concerted activity on the part of Company's employees is pending or, to the knowledge of Seller or the Company, threatened against, involving, affecting or potentially affecting the Company. No complaint against the Company is pending or, to the knowledge of Seller or the Company, threatened before the National Labor Relations Board, the Equal Employment Opportunity Commission or any similar state or local agency, by or on behalf of any employee of the Company. The Company has no contingent liability for sick leave, vacation time, severance pay or any similar item not fully reserved on the Fiscal Year Financial Statements and/or the Estimated Interim Financial Statements. The Company has no contingent liability for any occupational disease of any of its employees, former employees or others. Neither the execution and delivery of this Agreement, the performance of the provisions hereof nor the consummation of the transactions contemplated hereby will trigger any severance pay obligation under any contract or under any Law.

         3.20. PRODUCTS LIABILITY; WARRANTIES. The Company shall have no liability after the Effective Closing Date not fully covered by insurance relating to any services rendered, or any product manufactured, distributed, or sold by the Company prior to the Effective Closing Date, whether or not such liability relates to products or services that are defective or improperly designed, manufactured, or rendered in breach of any express or implied warranty. Schedule 3.20 discloses and describes the terms of all express product warranties under which the Company may have liability after the Effective Closing Date.

         3.21. INSURANCE. Schedule 3.21 discloses all insurance policies with respect to which the Company is the owner, insured or beneficiary. The Company will not have any liability after the Effective Closing Date for retrospective or retroactive premium adjustments. Since incorporation, all insurance policies covering professional liability and general liability maintained by or for the benefit of the Company have been "occurrence" policies and not "claims made" policies. All such liability policies are listed on Schedule 3.21.
Schedule 3.21 discloses the manner in which the Company provides coverage for workers' compensation claims.

         3.22. INTELLECTUAL PROPERTY RIGHTS. Schedule 3.22 discloses all of the trademark and service mark rights, applications and registrations, trade names, fictitious names, service marks, logos and brand names, copyrights, copyright applications, letters patent, patent applications and licenses of any of the foregoing owned or used by the Company in or applicable to the Business. The Company has the entire right, title and interest in and to, or has the exclusive perpetual royalty-free right to use, the intellectual property rights disclosed on Schedule 3.22 and all other processes, know-how, show-how, formulae, trade secrets, inventions, discoveries, improvements, blueprints, specifications, drawings, designs, and other proprietary rights necessary or applicable to or advisable for use in the Business ("Intellectual Property"), free and clear of all Encumbrances, except as disclosed in Schedule 3.22.
Schedule 3.22 separately discloses all intellectual property rights to which the Company holds rights under any license. The Intellectual Property is valid and not the subject of any interference, opposition, reexamination or cancellation. To the knowledge of Seller or the Company, no Person is infringing upon nor has any Person misappropriated any Intellectual Property. The Company is not infringing upon the intellectual property rights of any other Person.

         3.23. EMPLOYEE BENEFITS.

               (a) BENEFIT PLANS; COMPANY PLANS. Schedule 3.23(a) discloses all existing written and unwritten "employee benefit plans" within the meaning of
Section 3(3) of ERISA, and any other written and unwritten profit sharing, pension, savings, deferred compensation, fringe benefit, insurance, medical, medical reimbursement, life, disability, accident, post-retirement health or welfare benefit, stock option, stock purchase, sick pay, vacation, employment, severance, termination or other plan, agreement, contract, policy, trust fund or arrangement (each, a "Benefit Plan"), whether or not funded and whether or not terminated, (i) maintained or sponsored by the Company, or (ii) with respect to which the Company (or Seller with respect to the Company) is obligated to contribute, or (iii) that otherwise covers any of the current or former employees of the Company or their beneficiaries, or (iv) as to which any such current or former employees or their beneficiaries participated or were entitled to participate or accrue or have accrued any rights thereunder (each, a "Company Plan").

               (b) COMPANY GROUP MATTERS; FUNDING. Neither the Company nor any corporation that may be aggregated with the Company under Sections 414(b), (c),
(m) or (o) of the Code (the "Company Group") has any obligation to contribute to or any direct or indirect liability under or with respect to any Benefit Plan of the type described in Sections 4063 and 4064 of ERISA or Section 413(c) of the Code. The Company does not have any liability as a result of delinquent contributions, distress terminations, fraudulent transfers, failure to pay premiums to the PBGC, or withdrawal liability (as defined in Section 4201 of ERISA). Following the Closing, the Company will not have any liability, with respect to any Benefit Plan of any member of the Company Group (other than one of the Combined Companies) as a result of delinquent contributions, distress terminations, fraudulent transfers, failure to pay premiums to the PBGC, or withdrawal liability (as defined in Section 4201 of ERISA). No accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code) exists nor has any funding waiver from the IRS been received or requested with respect to any Company Plan or any Benefit Plan sponsored or maintained by any member of the Company Group and no excise or other Tax is due or owing because of any failure to comply with the minimum funding standards of the Code or ERISA with respect to any of such plans.

               (c) COMPLIANCE. Except as otherwise provided on Schedule 3.23(c), each of the Company Plans and all related trusts, insurance contracts and funds have been created, maintained, funded and administered in all respects in substantial compliance with all applicable Laws and in substantial compliance with the plan document, trust agreement, insurance policy or other writing creating the same or applicable thereto. No Company Plan is or is proposed to be under audit or investigation by the IRS or Department of Labor, and no completed audit of any Company Plan has resulted in the imposition of any Tax, fine or penalty.

               (d) QUALIFIED PLANS. Schedule 3.23(d) discloses each Company Plan that purports to be a qualified plan under Section 401(a) of the Code and exempt from United States federal income tax under Section 501(a) of the Code (a "Qualified Plan"). With respect to each Qualified Plan, a determination letter (or opinion or notification letter, if applicable) has been received from the IRS that such plan is qualified under Section 401(a) of the Code and exempt from federal income tax under Section 501(a) of the Code. No Qualified Plan has been amended since the date of the most recent such letter.

                   No member of the Company Group, nor (to the best of Seller's knowledge) any fiduciary of any Qualified Plan, nor (to the best of Seller's knowledge) any agent of any of the foregoing, has done anything that would adversely affect the qualified status of a Qualified Plan or the qualified status of any related trust.

               (e) NO DEFINED BENEFIT PLANS. No Company Plan is a defined benefit plan within the meaning of Section 3(35) of ERISA (a "Defined Benefit Plan"). No Defined Benefit Plan sponsored or maintained by any member of the Company Group has been terminated or partially terminated after September 1, 1974, except as set forth on Schedule 3.23(e). Each Defined Benefit Plan identified as terminated on Schedule 3.23(e) has met the requirement for standard termination of single-employer plans contained in Section 4041(b) of ERISA. During the five-year period ending on the Effective Closing Date, no member of the Company Group has transferred a Defined Benefit Plan to a corporation that was not, at the time of transfer, related to the transferor in any manner described in Sections 414(b), (c), (m) or (o) of the Code.

               (f) MULTIEMPLOYER PLANS. No Company Plan is a multiemployer plan within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA (a "Multiemployer Plan"). No member of the Company Group has withdrawn from any Multiemployer Plan or incurred any withdrawal liability to or under any Multiemployer Plan. No Company Plan covers any employees of any member of the Company Group in any foreign country or territory.

               (g) PROHIBITED TRANSACTIONS; FIDUCIARY DUTIES; POSTRETIREMENT BENEFITS. Except as otherwise provided on Schedule 3.23(g), no prohibited transaction (within the meaning of Section 406 of ERISA and Section 4975 of the Code) with respect to any Company Plan exists or has occurred that could subject the Company to any liability or Tax under
Part 5 of Title I of ERISA or Section 4975 of the Code. To Seller's knowledge, no member of the Company Group, nor any administrator or fiduciary of any Company Plan, nor any agent of any of the foregoing, has engaged in any transaction or acted or failed to act in a manner that will subject the Company to any liability for a breach of fiduciary or other duty under ERISA. With the exception of the requirements of Section 4980B of the Code, no post-retirement benefits are provided under any Company Plan that is a welfare benefit plan as described in ERISA Section 3(1).

         3.24. ENVIRONMENTAL MATTERS. Except as disclosed in Schedule 3.24:

               (a) COMPLIANCE; NO LIABILITY. The Company has operated the Business and each parcel of Real Property in substantial compliance with all applicable Environmental Laws. The Company is not subject to any liability, penalty or expense (including legal fees) that would have a material adverse effect on the financial condition of the Seller or the Companies and will not hereafter suffer or incur any loss, liability, penalty or expense (including legal fees) by virtue of any material violation of any applicable Environmental Law occurring prior to the Effective Closing Date, any Hazardous Activity conducted on or with respect to any property at or prior to the Effective Closing Date or any Environmental Condition existing on or with respect to any property at or prior to the Effective Closing Date, in each case whether or not the Company permitted or participated in such act or omission.

               (b) TREATMENT; CERCLIS. The Company has not treated, stored, recycled or disposed of any Hazardous Material on any Real Property, and to the best of Seller's knowledge no other Person has treated, stored, recycled or disposed of any Hazardous Material on any part of the Real Property except in accordance with Environmental Laws. The Company has not caused release of any Hazardous Material at, on, or under any Real Property. The Company has not transported any Hazardous Material or arranged for the transportation of any Hazardous Material to any location that is listed on the National Priorities List pursuant to Superfund. None of the Real Property is listed or, to the knowledge of Seller or the Company, proposed for listing on the National Priorities List or CERCLIS pursuant to Superfund or any state or local list of sites requiring investigation or cleanup.

               (c) NOTICES; EXISTING CLAIMS; HAZARDOUS MATERIALS; STORAGE TANKS. The Company has not received any request for information, notice of claim, demand or other notification that it is or may be potentially responsible with respect to any investigation, abatement or cleanup of any Threatened Release or Release of any Hazardous Material. The Company is not required to place any notice or restriction relating to the presence of any Hazardous Material at any Real Property or, if it sold the Real Property, in any deed to any Real Property. The Company has provided to Buyer a list of locations to which the Company has transported any Hazardous Material for recycling, treatment, disposal, or other handling. There has been no past, and there is no pending or contemplated, claim by the Company under any Environmental Law or Laws based on actions of others that may have impacted on the Real Property, and the Company has not entered into any agreement with any Person regarding any Environmental Law, remedial action or other environmental liability or expense. No PCBs or asbestos is present on or in any structure or equipment located on any Real Property. All storage tanks located on the Real Property, whether underground or aboveground, are disclosed on Schedule 3.24. Seller has no knowledge of any past or present leak from any such storage tank. Notwithstanding any provision in this Agreement to the contrary, Seller makes no representation or warranty with respect to any occurrence, condition, or state of facts which is set out in the Site Reports, as defined in Section 4.06 below or in Schedule 4.06. To the extent the foregoing representations in any of the subsections of this Section 3.24 relate to matters involving the Real Property prior to its ownership by any Company or Seller or to matters resulting from actions of Persons other than any Company or Seller, such representations are made solely to the best of Seller's knowledge.

         3.25. FINDERS' FEES. Neither Seller nor the Company nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fee, commission or finders' fee in connection with any of the transactions contemplated hereby or by any Other Agreement.

         3.26. DISCLOSURE. None of the representations or warranties of Seller and the Company contained herein and none of the information contained in the Schedules referred to in Article III is false or misleading in any material respect or omits to state a fact herein or therein necessary to make the statements herein or therein not misleading in any material respect.

         3.27. HART-SCOTT-RODINO. The Seller, together with all corporations, partnerships, or other business entities controlled by the Seller, as of their last regularly prepared financial statements, have less than $100,000,000 of total assets and, for the last fiscal year of each such entity, less than $100,000,000 of net revenues. The terms used in this Section, including without limitation, controlled, person, hold, voting stock, entities, total assets and net revenues, shall be defined and interpreted in accordance with the Premerger Notification Regulations promulgated by the Federal Trade Commission under the Hart-Scott-Rodino Antitrust Improvements Act of 1974.

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF BUYER

         As an inducement to Seller to enter into this Agreement and consummate the transactions contemplated hereby, Buyer represents and warrants to Seller as follows:

         4.01. ORGANIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has the corporate power and authority to own or lease its properties, carry on its business, enter into this Agreement and the Other Agreements to which it is or is to become a party and perform its obligations hereunder and thereunder. Buyer is qualified as a foreign corporation in each jurisdiction where such qualification is required by law.

         4.02. AUTHORIZATION; ENFORCEABILITY. This Agreement and each Other Agreement to which Buyer is a party have been duly executed and delivered by and constitute the legal, valid and binding obligations of Buyer, enforceable against it in accordance with their respective terms, except for (i) the effect of bankruptcy, insolvency, reorganization, moratorium, equity of redemption or other similar laws now or hereafter in effect relating to or affecting creditors generally and (ii) the effect of general principles of equity and the discretion of the court before which any proceeding therefor may be brought. Each Other Agreement to which Buyer is to become a party pursuant to the provisions hereof, when executed and delivered by Buyer, will constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with the terms of such Other Agreement, except for (i) the effect of bankruptcy, insolvency, reorganization, moratorium, equity of redemption or other similar laws now or hereafter in effect relating to or affecting creditors generally and (ii) the effect of general principles of equity and the discretion of the court before which any proceeding therefor may be brought. All actions contemplated by this Section have been duly and validly authorized by all necessary proceedings by Buyer.

         4.03. NO VIOLATION OF LAWS; CONSENTS. Neither the execution and delivery of this Agreement or any Other Agreement to which Buyer is or is to become a party, the consummation of the transactions contemplated hereby or thereby nor the compliance with or fulfillment of the terms, conditions or provisions hereof or thereof by Buyer will: (i) contravene any provision of the Governing Documents of Buyer, or (ii) violate any Law or any judgment or order of any Governmental Body to which Buyer is subject or by which any of its assets may be bound or affected. No consent, approval or authorization of, or registration or filing with, any Person is required in connection with the execution or delivery by Buyer of this Agreement or any of the Other Agreements to which Buyer is or is to become a party pursuant to the provisions hereof or the consummation by Buyer of the transactions contemplated hereby or thereby.

         4.04. NO PENDING LITIGATION OR PROCEEDINGS. No Litigation is pending or, to the knowledge of Buyer, threatened against or affecting Buyer in connection with any of the transactions contemplated by this Agreement or any Other Agreement to which Buyer is or is to become a party. There is presently no outstanding judgment, decree or order of any Governmental Body against or affecting Buyer in connection with the transactions contemplated by this Agreement or any Other Agreement to which Buyer is or is to become a party.

         4.05. FINDERS' FEES. Neither Buyer nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fee, commission or finders' fee in connection with any of the transactions contemplated hereby.

         4.06. INSPECTIONS BY BUYER. Buyer has inspected the Real Property to its satisfaction and has independently investigated the Real Property and analyzed the results of such investigations and is satisfied with same, but such inspections shall not serve to limit Seller's representations set forth herein relating to the Real Property. Attached hereto as Schedule 4.06 is a copy of each environmental site report which Buyer caused to be prepared for the Real Property (the "Site Reports").

         4.07. HART-SCOTT-RODINO. The Buyer, together with (a) all corporations, partnerships, or other business entities controlled by the Buyer,
(b) all persons who hold, directly or indirectly, 50% or more of the voting stock of the Buyer, and (c) all corporations, partnerships or other business entities controlled by such persons in (b) as of the date of its last regularly prepared financial statements, have less than $10,000,000 of total assets and, for its fiscal year ended December 31, 1995 had less than $10,000,000 of net revenues. The terms used in this Section, including without limitation, controlled, person, hold, voting stock, entities, total assets and net revenues, shall be defined and interpreted in accordance with the Premerger Notification Regulations promulgated by the Federal Trade Commission under the Hart-Scott-Rodino Antitrust Improvements Act of 1974.

         4.08. BUYER'S LENDER. Buyer agrees to deliver to Seller not later than one business day before the Closing Date Schedule 4.08 which shall set forth
(i) the name and address of Buyer's and BCC's lender for the acquisition (the "Lender") for the purpose of this Agreement; (ii) a statement of the full principal amount of the loan from the Lender to Buyer and to BCC; and (iii) a statement which shows the distribution of all of the principal of said financing to be made upon the Closing.

                                   ARTICLE V
                               CERTAIN COVENANTS

         5.01. CONDUCT OF BUSINESS PENDING CLOSING. From and after the date hereof and until the Closing Date, unless Buyer shall otherwise consent in writing and except for actions taken in compliance with the terms of this Agreement or any Exhibit or Schedule hereto, each Company shall, and Seller shall cause each Company to, conduct its affairs as follows:

               (a) ORDINARY COURSE; COMPLIANCE. The Business shall be conducted only in the ordinary course and consistent with past practice. Each Company shall maintain its property, equipment and other assets consistent with their present condition, ordinary wear and tear excepted, and shall comply in a timely fashion with the provisions of all Contracts, Permits and Laws and its other agreements and commitments. Each Company shall use its best efforts to keep its business organization intact, keep available the services of its present employees and preserve the goodwill of its referring physicians, suppliers, customers and others having business relations with it. Each Company shall maintain in full force and effect the policies of insurance disclosed on
Schedule 3.21, subject only to variations required by the ordinary operations of the Business, or else shall obtain, prior to the lapse of any such policy, substantially similar coverage with insurers of recognized standing.

               (b) TRANSACTIONS. No Company shall: (i) amend its Governing Documents; (ii) change its authorized or issued capital stock or issue any Security Rights with respect to shares of its capital stock; (iii) enter into any contract or commitment the performance of which may extend beyond the Closing, except those made in the ordinary course of business, the terms of which are consistent with past practice; (iv) enter into any employment or consulting contract or arrangement that is not terminable at will and without penalty or continuing obligation; (v) fail to pay any Tax or any other liability or charge when due, other than charges contested in good faith by appropriate proceedings; (vi) make, change or revoke any Tax election or make any agreement or settlement with any taxing authority; (vii) take any action that is reasonably likely to result in the occurrence of any event set forth in
Section 3.09; (viii) take any action or omit to take any action that will cause a breach or termination of any Contract, other than termination by fulfillment of the terms thereunder; or (ix) declare any dividend or make any distribution with respect to its Stock other than a distribution of the assets set forth on Schedule 5.01 and pursuant to the Redemption Agreements.

               (c) ACCESS, INFORMATION AND DOCUMENTS. Seller and each Company shall give to Buyer and BCC and to Buyer's and BCC's employees and representatives and financial sources (including, without limitation, accountants, actuaries, attorneys, environmental consultants and engineers) access during normal business hours to all of the properties, books, Tax Returns, contracts, commitments, records, officers, personnel and accountants (including independent public accountants and their audit workpapers concerning the Company) of the Company and shall furnish to Buyer all such documents and copies of documents and all information with respect to the properties, liabilities and affairs of the Company as Buyer may reasonably request.

         5.02 CERTAIN TAX MATTERS.

               (a) ALLOCATION OF TAXES FOR PERIODS THROUGH THE EFFECTIVE CLOSING DATE. The income of each Company shall be apportioned for the period up to and including the Effective Closing Date and the period after the Effective Closing Date by closing the books of Company as of the close of business on the day before the Effective Closing Date. All Tax liability for taxes due and payable for the period prior to the Effective Closing Date shall be either paid by Company before the Closing or shall be paid by Seller pursuant to the terms of the Escrow Agreement. Buyer shall cause any refund which may be received by the Company or any Other Company after the Closing as a result of any short period tax return to be paid to Seller.

               (b) TAX RETURNS DUE AFTER THE CLOSING DATE. Buyer will file, or cause Company to file, all Tax Returns that are required to be filed by Company after the Closing Date, without regard to any extensions, pursuant to the law of each governmental authority with taxing power over it. In addition, Buyer shall file, or cause Company to file, the tax return of National Care Centers of Lebanon, Inc., for its fiscal year ended April 30, 1996, and the tax return of Dixon Management, Inc., for its fiscal year ended June 30, 1996.

               (c) CARRYBACKS. If a Company is required to carry back any item of loss, deduction or credit that arises in any taxable period ending after the Effective Closing Date to a Tax Return of the Company for any taxable period ending on or before the Effective Closing Date, Buyer or the Company, as the case may be, will be entitled to an amount equal to the refund or credit of Taxes realized as a result thereof.

               (d) MUTUAL COOPERATION. Buyer and Seller shall each provide the other, and Buyer shall cause each Company to provide Seller, with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, any Tax audit, or any judicial or administrative proceedings relating to any Tax, and each will retain and provide the other with any records or information that may be relevant to such Tax Return, Tax audit, proceeding or determination. The party requesting assistance hereunder shall reimburse the other for direct expenses incurred in providing such assistance.

               (e) AUDITS AND REFUND CLAIMS. Upon Seller's written request, Buyer shall cause Company to claim any and all Tax credits and file any and all applications for refunds of Taxes to which Company may from time to time be entitled to claim or recover, and which are in respect of Taxes paid by Company for any taxable period (or partial period) ending on or prior to the Effective Closing Date, at the earliest date that such credits and/or refunds become available. In the event that Company receives a Tax refund for any taxable period (or partial period) ending on or prior to the Effective Closing Date, except to the extent that the refund is attributable to a carryback described in Section 5.02(c), Company shall pay such refund to Seller within ten days of receipt of such refund.

                   Seller shall have the right, at its own expense, to control any audit or determination by any authority, or the resolution of any claim for refund or amended return, and contest, resolve, and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment of Taxes for any taxable period (or partial period) ending on or prior to the Effective Closing Date, provided, however, that Seller shall consult with Buyer with respect to the resolution of any issue that would materially affect Buyer for any taxable period (or partial period) ending after the Effective Closing Date and shall not settle any such issue or file any amended return relating to such issue without the consent of Buyer, which consent shall not be unreasonably withheld. Where consent to a settlement is withheld by Buyer pursuant to the preceding sentence, Buyer may continue or initiate any further proceedings at its own expense, provided that the liability of Seller, after giving effect to this Agreement, shall not exceed the liability that would have resulted from the settlement or amended return. In the event any such audit shall occur after the termination of the Escrow Agreement, or in the event the reasonably anticipated potential liability of the Company in connection with any such audit shall exceed the balance of the Escrow Account after taking into account pending claims against the Escrow Account from time to time, Seller agrees to post a bond or other security reasonably acceptable to Buyer to serve as security for the reasonably anticipated potential liability related to such audit. Any such bond or other security shall be released upon resolution of any such audit and Seller's fulfillment of its obligations with regard to same.

                   For purposes of this subsection (e), any taxable period beginning before and ending after the Effective Closing Date shall be treated as two partial periods, one ending on the Effective Closing Date and the other beginning on the day after the Effective Closing Date, except that Taxes (such as property taxes) imposed on a periodic basis shall be allocated on a per diem basis.

               (f) CONSOLIDATED RETURN BY BUYER. Buyer agrees to file (or cause to be filed) timely consents by Buyer and each of the Companies with the appropriate federal and state tax authorities to qualify for filing consolidated federal and state income tax returns. Following the Closing, Buyer shall file consolidated federal and state income tax returns for itself and the Companies for the first taxable year ending after the Closing.

         5.03. PUBLICITY. Seller and Buyer shall not issue any press release or otherwise make any announcements to the public with respect to this Agreement without the prior written consent of the other, except as required by Law. This Section shall expire on the Closing Date.

         5.04. FULFILLMENT OF AGREEMENTS. Each party hereto shall use its best efforts to cause all of those conditions to the obligations of the other under
Article VI that are not beyond its reasonable control to be satisfied on or prior to the Closing and shall use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.

         5.05. ASSETS TO BE TRANSFERRED BEFORE CLOSING. Pursuant to the Redemption Agreements, Seller shall cause each of the Companies to transfer each of the following described assets (the "Excluded Assets") to Seller pursuant to the Redemption Agreements in exchange for the number of shares of Stock specified in the Redemption Agreements: (i) all cash except for advance payments for services to be rendered to private-pay patients after the Closing, resident trust funds, deposits for Worker's Compensation contributions and;
(ii) any assets owned by one or more of the Companies which are not related to the operation of the skilled nursing facilities, residential care facilities, independent living apartments for the elderly, home health agency, and pharmacy businesses which are described in the list of Companies set out in the first declaration paragraph beginning on page 1 of this Agreement; (iii) Billy Ray Foster's personal assets and furniture, including artwork, office equipment which is currently used by him; and (iv) certain items of furniture in the independent living apartments with a value not to exceed $5,000. The assets to be so transferred pursuant to the Redemption Agreements shall be identified on
Schedule 5.05. Seller shall be obligated to pay to Buyer any tax which may be incurred by the Companies as a result of the foregoing transfer of the Excluded Assets. Such payment shall be made pursuant to the terms of the Escrow Agreement.

         5.06. LETTER OF INTENT. Execution of this Agreement shall terminate any and all obligations of the parties which might otherwise arise under the letter of intent dated April 19, 1996, between Balanced Care Corporation, Foster Health Care Group, Inc., and Billy Ray Foster, Sr.

         5.07. RECEIVABLES. All payments upon Receivables received by the Company or any Other Company on or before the Effective Closing Date shall be a part of the cash of the Companies and Other Companies which shall be removed by Seller before the Closing pursuant to Section 5.05 above, except for payments of Receivables of "Private-Pay Patients" (as defined below) for services to be rendered on or after the Closing. "Private-Pay Patients" are defined to be those patients of a Company or Other Company for whom no reimbursement is received from Medicare or Medicaid reimbursement programs or from any insurance company, except the private resource portion of Medicaid reimbursement for Medicaid-approved patients. Seller represents and warrants that the aggregate total of all Receivables of the Combined Companies as of the Effective Closing Date shall not be less than $4,400,000.

         5.08. ACCOUNTS PAYABLE. "Accounts Payable" is defined as amounts which any Company or Other Company is required to pay for goods received or services rendered in the ordinary course of business. Seller agrees to pay or cause each Company or Other Company to pay on or before the Closing all Accounts Payable for all goods received and for all services rendered on or before July 31, 1996. The parties agree that Seller shall have no obligation with respect to Accounts Payable for goods received or services rendered to the Company or any Other Company from and after August 1, 1996, except that Seller shall pay or cause to be paid each payroll and the related payroll taxes for salary payments to employees of the Companies which are paid on or before the Effective Closing Date.

         5.09. COST REPORTS. Buyer will file, or cause Company to file all Medicare and Medicaid cost reports that are required to be filed by Company after the Closing Date, without regard to any extensions, pursuant to applicable law. Any liability of Company required to be paid as a result of any such cost report for any period prior to the Closing Date shall either be paid by Company before the Closing Date or shall be paid by Seller pursuant to the terms of the Escrow Agreement. Buyer shall cause any refund which may be received by the Company or any Other Company after the Closing as a result of any such cost report to be paid to Seller.

         5.10. APPOINTMENT OF SELLERS' AGENT. Each Seller hereby irrevocably appoints Billy Ray Foster, Sr. (herein called the "Seller's Agent"), as such Seller's Agent and attorney-in-fact to take any action required or permitted to be taken by such Seller under the terms of this Agreement, including, without limiting the generality of the foregoing, the giving and receipt of any notices to be delivered or received by or on behalf of any or all of the Seller, the payment of expenses relating to the transactions contemplated by this Agreement, the representation of the Seller in indemnification proceedings hereunder, and the right to waive any of the terms of this Agreement in any respect, whether or not material, and agrees to be bound by any and all actions taken by the Seller's Agent on his or her behalf. Each Seller agrees jointly and severally to indemnify the Seller's Agent from and against and in respect of any and all liabilities, damages, claims, costs and expenses, including, but not limited to, attorneys' fees arising out of or due to any action as the Seller's Agent and any and all actions, proceedings, demands, assessments or judgments, costs and expenses incidental thereto, except to the extent that the same result from bad faith or gross negligence on the part of the Seller's Agent. Buyer shall be entitled to rely exclusively upon any communications given by the Seller's Agent on behalf of any Seller, and shall not be liable for any action taken or not taken in reliance upon the Seller's Agent. Except for any notice with regard to a replacement for Seller's Agent pursuant to this
Section 5.12, Buyer shall be entitled to disregard any notices or communications given or made by Seller unless given or made through the Seller's Agent. In the event that Seller's Agent dies, resigns, refuses to act or becomes disabled or unavailable, the Seller shall promptly by majority vote in accordance with their prior ownership of the Shares appoint another Seller as the substitute Seller's Agent to act under this Agreement; such substitute Seller's Agent shall have all the powers of the initial Seller's Agent hereunder; and, the Seller shall promptly deliver a copy of such appointment to the Buyer.

         5.11. DELIVERIES TO BUYER'S LENDER. Buyer shall have the right to assign its rights arising under this Agreement, including but not limited to, its rights arising under Article III (Representations and Warranties of Seller) to Buyer's Lender. Seller shall cause to be delivered and addressed to Buyer's Lender the opinion of Seller's counsel described in 6.03(a)(viii).

         5.12. RELATED PARTY BALANCES. Not later than the Closing, Seller shall cause all amounts due among Seller, any Related Party, any present or former shareholder of the Company, and the Company to be paid in full.

         5.13. EXHIBITS, SCHEDULES, AND OTHER AGREEMENTS. The parties acknowledge that certain of the Exhibits, Schedules, and Other Agreements contemplated hereunder have not yet been prepared upon the date this Agreement was executed. Each party agrees to use its best efforts to prepare and to deliver to the other party each such remaining Exhibit, Schedule, and Other Agreement which is required under the terms of this Agreement not later than August 16, 1996. The parties agree to negotiate in good faith to arrive at the definitive terms and conditions of any such Schedule, Exhibit, and Other Agreement not later than August 16, 1996.

                                   ARTICLE VI
                       CONDITIONS TO CLOSING; TERMINATION

         6.01. CONDITIONS PRECEDENT TO OBLIGATION OF BUYER. The obligation of Buyer to proceed with the Closing under this Agreement with respect to any Company is subject to the fulfillment prior to or at Closing of the following conditions with respect to Seller and each and every Company, any one or more of which may be waived in whole or in part by Buyer at Buyer's sole option:

               (a) BRINGDOWN OF REPRESENTATIONS AND WARRANTIES; COVENANTS. Each of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects on and as of the Effective Closing Date, with the same force and effect as though such representations and warranties had been made on, as of and with reference to the Effective Closing Date. Seller shall have performed in all respects all of the covenants and complied with all of the provisions required by this Agreement to be performed or complied with by it at or before the Closing.

               (b) LITIGATION. No Law shall be in effect that restrains or prohibits the transactions contemplated hereby or that would limit or adversely affect Buyer's ownership of all of the capital stock of the Company or control of the Company, and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any Governmental Body challenging the lawfulness of or seeking to prevent or delay any of the transactions contemplated by this Agreement or any of the Other Agreements or seeking monetary or other relief by reason of the consummation of any of such transactions.

               (c) NO MATERIAL ADVERSE CHANGE. Between the date hereof and the Effective Closing Date, there shall have been no material adverse change, regardless of insurance coverage therefor, in the Business or any of the assets, results of operations, liabilities, or condition, financial or otherwise, of the Company.

               (d) CLOSING CERTIFICATE. Seller shall have delivered a certificate, dated the Effective Closing Date, in such detail as Buyer shall reasonably request, certifying to the fulfillment of the conditions set forth in subparagraphs (a), (b) and (c) of this Section 6.01. Such certificate shall constitute a representation and warranty of Seller with regard to the matters therein for purposes of this Agreement.

               (e) CLOSING DOCUMENTS. Buyer shall have received the other documents referred to in Section 6.03(a). All agreements, certificates, opinions and other documents delivered by Seller or the Company to Buyer hereunder shall be in form and substance satisfactory to Buyer.

               (f) CONSENTS. The Company shall have received the consents, approvals and actions of the Persons listed on Schedule 6.01.

               (g) COVENANT NOT TO COMPETE. Each of Seller and Buyer shall have executed a Covenant Not to Compete.

               (h) MANAGEMENT AGREEMENT. Foster Health Care Group, Inc., shall have entered into the Management Agreement.

               (i) FOSTER PURCHASE AGREEMENT. Seller shall have entered into the Foster Health Care Group Purchase Agreement.

               (j) EXCHANGE AGREEMENT. Seller and the Other Companies shall have entered into the Exchange Agreement and the transactions contemplated thereby shall have been consummated.

               (k) PAYOFF LETTERS ETC. Seller shall have delivered to Buyer at least five days prior to the Closing Date a payoff letter from the holder of each Funded Debt and each such holder shall have delivered to Buyer's title insurance company appropriate releases in recordable form of all Encumbrances relating to such Funded Debt with instructions to record such releases upon payment of the Funded Debt as of the Closing Date.

               (1) ESCROW AGREEMENT. Buyer, Seller, and Escrow Agent shall have entered into the Escrow

               (m) RIGHT OF FIRST REFUSAL AGREEMENT. Seller shall have executed the Right of First Refusal Agreement.

               (n) FINANCING AVAILABLE. Buyer shall have obtained the necessary financing for payment of the Purchase Price.

               (o) EMPLOYMENT AGREEMENTS. Foster Health Care Group, Inc., and each of Billy Ray Foster, Sr., John Foster, Susan Foster and Greg Smith, shall have executed the Employment Agreements.

               (p) SHAREHOLDERS' AGREEMENTS. Each of the Companies and each party included in Seller shall execute all documents which are necessary and appropriate in order to either terminate all agreements entered into between the Company and Seller or whereby the Seller shall waive all of his or her rights arising under any such Shareholders' Agreements.

         6.02. CONDITIONS PRECEDENT TO OBLIGATION OF SELLER. The obligation of Seller to proceed with the Closing under this Agreement is subject to the fulfillment prior to or at Closing of the following conditions, any one or more of which may be waived in whole or in part by Seller at Seller's sole option:

               (a) BRINGDOWN OF REPRESENTATIONS AND WARRANTIES; COVENANTS. Each of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Effective Closing Date, with the same force and effect as though such representations and warranties had been made on, as of and with reference to the Effective Closing Date. Buyer shall have performed all of the covenants and complied in all respects with all of the provisions required by this Agreement to be performed or complied with by it at or before the Closing.

               (b) LITIGATION. No Law shall be in effect that restrains or prohibits the transactions contemplated hereby, and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any Governmental Body challenging the lawfulness of or seeking to prevent or delay any of the transactions contemplated by this Agreement or the Other Agreements or seeking monetary or other relief by reason of the consummation of such transactions.

               (c) NO MATERIAL ADVERSE CHANGE. Between the date hereof and the Effective Closing Date, there shall have been no material adverse change, regardless of insurance coverage therefor, in the business or any of the assets, results of operations, liabilities, or condition, financial or otherwise, of Buyer.

               (d) CLOSING CERTIFICATE. Buyer shall have delivered a certificate, dated the Effective Closing Date, in such detail as Seller shall request, certifying to the fulfillment of the conditions set forth in subparagraphs (a) and (b) of this Section 6.02. Such certificate shall constitute a representation and warranty of Buyer with regard to the matters therein for purposes of this Agreement.

               (e) CLOSING DOCUMENTS. Seller shall also have received the other documents referred to in Section 6.03(b). All agreements, certificates, opinions and other documents delivered by Buyer to Seller hereunder shall be in form and substance reasonably satisfactory to Seller.

               (f) MANAGEMENT AGREEMENT. BCC's affiliates shall have entered into the Management Agreement.

               (g) FOSTER PURCHASE AGREEMENT. BCC or its affiliates shall have entered into the Foster Health Care Group Purchase Agreement.

               (h) EXCHANGE AGREEMENT. BCC shall have entered into the Exchange Agreement and shall have performed all actions necessary on Buyer's part to consummate the transactions contemplated thereby.

               (i) ESCROW AGREEMENT. Buyer, Seller, and Escrow Agent shall have entered into the Escrow Agreement.

               (j) RIGHT OF FIRST REFUSAL AGREEMENT. BCC shall have executed the Right of First Refusal Agreement.

               (k) COVENANT NOT TO COMPETE. Each of Buyer and Seller shall have executed a Covenant Not to Compete and Buyer shall have made the payment required thereby.

               (1) DIXON LEASE. BCC shall have executed an Indemnification Agreement in the form of Exhibit 6.02(1) whereby BCC shall agree to indemnify, defend, and hold harmless John D. Foster, Todd A. Spence, and Sally M. Spence from any liabilities which may arise after the Closing Date as a result of the Guaranty Agreement of payment and performance by Dixon Management, Inc., under the Lease (as amended) between Noble House of Dixon, Inc., as landlord, and Dixon Management, Inc., assignee of Dixon Oaks Health Care Centre, Inc., as tenant. Buyer hereby waives any obligation which Seller might otherwise have to deliver to Buyer evidence of consent by Noble House of Dixon, Inc., to any transaction contemplated in this Stock Purchase Agreement or any Other Agreement.

               (m) EMPLOYMENT AGREEMENTS. Buyer shall have executed the Employment Agreements and such Employment Agreements shall each include the following:

                   (i) Buyer shall guaranty all obligations of Foster Health Care Group, Inc. ("FHCG") arising from and after the earlier of eighteen months after the Closing or the date when the assets of FHCG shall be transferred to BCC pursuant to the Foster Purchase Agreement.

                   (ii) FHCG shall agree to assign such Employment Agreement to BCC and BCC shall agree to accept such assignment and shall agree to take over and perform all obligations of FHCG from and after the date defined in (i) above.

               (n) SHAREHOLDERS' AGREEMENTS. Each of the Companies and each party included in Seller shall execute all documents which are necessary and appropriate in order to either terminate all agreements entered into between the Company and Seller or whereby the Seller shall waive all of his or her rights arising under any such Shareholders' Agreements.

               (o) PROMISSORY NOTE AND STOCK PLEDGE AGREEMENT. If Buyer shall elect to pay the Purchase Price by delivery of a Promissory Note, Buyer shall execute and deliver the Promissory Note in the form of Exhibit 2.04(1), and Buyer and the Escrow Agent shall execute the Stock Pledge Agreement.

         6.03. DELIVERIES AND PROCEEDINGS AT CLOSING.

               (a) DELIVERIES BY SELLER. Seller shall deliver or cause to be delivered to Buyer at the Closing:

                   (i) Certificates representing the Shares duly endorsed in negotiable form or accompanied by stock powers duly executed in blank, in either case with signatures guaranteed by a commercial bank or brokerage firm and with all transfer taxes, if any, paid in full.

                   (ii) Certificates of the appropriate public officials to the effect that each Company was a validly existing corporation in good standing in its state of incorporation as of a date not more than 10 days prior to the Effective Closing Date.

                   (iii) Incumbency and specimen signature certificates dated the Closing Date, signed by the officers of each Company and certified by their respective Secretaries.

                   (iv) True and correct copies of (A) the Governing Documents (other than the bylaws) of each Company as of a date not more than 10 days prior to the Closing Date, certified by the Secretaries of State of their respective states of incorporation and (B) the bylaws of each Company as of the Closing Date, certified by their respective Secretaries.

                   (v) Certificates of the respective Secretaries of each Company (A) setting forth all resolutions of the Board of Directors of the Company authorizing the execution and delivery of this Agreement and the performance by the Company of the transactions contemplated hereby, and (B) to the effect that the Governing Documents of the Company delivered pursuant to
Section 6.03 (a)(iv) were in effect at the date of adoption of such resolutions, the date of execution of this Agreement and the Closing Date.

                   (vi) General releases by all officers and directors of each Company and by Seller and all Related Parties of all liability of the Company to them and of any claim that they or any of them may have against the Company (exclusive of pension obligations) in the form of Exhibit 6.03(a)(vi).

                   (vii) The minute books, stock ledgers and corporate seal of each Company.

                   (viii) The opinion of Husch & Eppenberger, legal counsel to Seller and the Company, in substantially the form of Exhibit 6.03(a)(viii).

                   (ix) Resignations of the officers and directors of the Company effective at the Closing.

                   (x) The other named agreements and documents listed on
Schedule 6.03.

                   (xi) Such other agreements and documents as Buyer may reasonably request.

               (b) DELIVERIES BY BUYER. Buyer shall deliver or cause to be delivered to Seller at the Closing:

                   (i) A wire transfer of federal funds in accordance with
Section 2.05 pursuant to complete wire transfer instructions delivered by Seller to Buyer in writing at least five days prior to Closing.

                   (ii) A certificate of the appropriate public official to the effect that Buyer is a validly existing corporation in its state of incorporation as of a date not more than 10 days prior to the Closing Date.

                   (iii) Incumbency and specimen signature certificates signed by the officers of Buyer and certified by the Secretary of Buyer.

                   (iv) True and correct copies of (A) the Governing Documents (other than the bylaws) of Buyer as of a date not more than 10 days prior to the Closing Date, certified by the Secretary of State of the state of Buyer's incorporation and (B) the bylaws of Buyer as of the Closing Date, certified by the Secretary of Buyer.

                   (v) A certificate of the Secretary of Buyer (A) setting forth all resolutions of the Board of Directors of Buyer authorizing the execution and delivery of this Agreement and the performance by Buyer of the transactions contemplated hereby, certified by the Secretary of Buyer and (B) to the effect that the Governing Documents of Buyer delivered pursuant to
Section 6.03(b)(iv) were in effect at the date of adoption of such resolutions, the date of execution of this Agreement and the Closing Date.

                   (vi) The opinion of Kirkpatrick & Lockhart LLP, Buyer's legal counsel, in substantially the form of Exhibit 6.03(b)(vi).

                   (vii) The other named agreements and documents listed on
Schedule 6.03.

                   (viii) Such other agreements and documents as Seller may reasonably request.

         6.04. TERMINATION. This Agreement may be terminated at any time prior to Closing by: (i) mutual consent of Buyer and Seller; (ii) Buyer, if any of the conditions specified in Section 6.01 hereof shall not have been fulfilled by August 29, 1996, and shall not have been waived by Buyer; or (iii) Seller, if any of the conditions specified in Section 6.02 hereof shall not have been fulfilled by August 29, 1996, and shall not have been waived by Seller. In the event of termination of this Agreement by either Buyer or Seller pursuant to clause (ii) or (iii) of the immediately preceding sentence, Buyer, on the one hand, and Seller and the Company, on the other hand, shall be liable to the other for any breach hereof by such party, which breach led to such termination, and the rights and obligations of the parties set forth in Sections 7.02, 7.03, and 8.01 shall survive such termination. Buyer, on the one hand, and Seller and the Company, on the other hand, shall also be entitled to seek any other remedy to which it may be entitled at law or in equity in the event of such termination, which remedies shall include injunctive relief and specific performance.

                                  ARTICLE VII
                  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

         7.01. SURVIVAL OF REPRESENTATIONS. All representations, warranties and agreements made by any party in this Agreement or pursuant hereto shall survive the Closing, but all claims for damages made by virtue of such representations, warranties and agreements shall be made under, and subject to the limitations set forth in, this Article VII. The representations and warranties set forth in Articles III and IV are cumulative, and any limitation or qualification set forth in any one representation and warranty therein shall not limit or qualify any other representation and warranty therein. After Closing, no Company shall have any liability to Seller for any breach of any representation or warranty made by Seller or the Company to Buyer in this Agreement, in any certificate or document furnished pursuant hereto by Seller or the Company or any Other Agreement to which Seller or the Company, or both, is or is to become a party.

         7.02. INDEMNIFICATION BY SELLER.

               (a) BASIC INDEMNIFICATION. Seller shall indemnify, defend, save and hold Buyer, BCC, and their respective officers, directors, employees, agents and Affiliates (including, after the Closing, the Companies, collectively, "Buyer Indemnitees") harmless from and against all demands, claims, allegations, assertions, actions or causes of action, assessments, losses, damages, deficiencies, liabilities, costs and expenses (including reasonable legal fees, interest, penalties, and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing, whether or not the underlying demands, claims, allegations, etc., of third parties are meritorious; collectively, "Buyer Damages") asserted against, imposed upon, resulting to, required to be paid by or incurred by any Buyer Indemnitees, directly or indirectly, in connection with, arising out of, which could result in, or which would not have occurred but for, (i) a breach of any representation or warranty made by Seller or the Company in this Agreement, in any certificate or document furnished pursuant hereto by Seller or the Company or any Other Agreement to which Seller or the Company, or both, is or is to become a party, (ii) a breach or nonfulfillment of any covenant or agreement made by Seller or the Company in or pursuant to this Agreement or in any Other Agreement to which Seller or the Company, or both, is or is to become a party, and (iii) any and all liabilities of the Company of any nature whatsoever, whether due or to become due, whether accrued, absolute, contingent or otherwise, existing on the Effective Closing Date or arising out of any transaction entered into, or any state of facts existing, prior to the Effective Closing Date, except for (i) liabilities fully reserved on the Fiscal Year Financial Statements and/or the Estimated Interim Financial Statements, but only to the extent reserved therein, (ii) those liabilities not required under GAAP to be reserved in the Fiscal Year Financial Statements and/or the Estimated Interim Financial Statements that are expressly quantified and set forth in the Contracts, and (iii) obligations disclosed in this Agreement or in any Other Agreement, Schedule, or Exhibit and (iv) obligations for Accounts Payable which are not the responsibility of Seller pursuant to Section 5.10 above.

               (b) PAYMENT OF BUYER DAMAGES. To the extent any Buyer Indemnitee is entitled to collect Buyer Damages, Buyer shall, at its option, be entitled to withdraw sufficient funds pursuant to the Escrow Agreement in lieu of payment directly from Seller, and to the extent the amount due to any Buyer Indemnitee exceeds the balance of the funds held under the Escrow Agreement, Buyer shall be entitled to collect such balance owed to Buyer Indemnitee directly from Seller.

         7.03. INDEMNIFICATION BY BUYER. Buyer shall indemnify, defend, save and hold Seller and Seller's heirs, personal representatives and assigns (collectively, "Seller Indemnitees") harmless from and against any and all demands, claims, actions or causes of action, assessments, losses, damages, deficiencies, liabilities, costs and expenses (including reasonable legal fees, interest, penalties, and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing, whether or not the underlying demands, claims, allegations, etc., of third parties are meritorious; collectively, "Seller Damages") asserted against, imposed upon, resulting to, required to be paid by or incurred by any Seller Indemnitees, directly or indirectly, in connection with, arising out of, which could result in, or which would not have occurred but for, (i) a breach of any representation or warranty made by Buyer in this Agreement or in any certificate or document furnished pursuant hereto by Buyer or any Other Agreement to which Buyer is a party, (ii) a breach or nonfulfillment of any covenant or agreement made by Buyer in or pursuant to this Agreement and in any Other Agreement to which Buyer is a party, and (iii) any and all liabilities of the Company of any nature whatsoever arising after the Effective Closing Date or arising out of any transaction entered into, or any state of facts which come into existence after the Effective Closing Date, except for any liability which Seller has agreed hereunder to assume.

         7.04. LIMITATION OF LIABILITY. Notwithstanding the foregoing, Seller's obligations to indemnify Buyer Indemnitees against any Buyer Damages shall be subject to all of the following limitations:

               (a) THRESHOLD. No indemnification shall be made under clause (i) of Section 7.02 until the aggregate amount of Buyer Damages thereunder exceeds $100,000, but if the aggregate amount of Buyer Damages thereunder exceeds such amount, indemnification shall be made by Seller thereunder to the full extent of Buyer Damages.

               (b) TIME PERIOD. Seller shall be obligated to indemnify Buyer Indemnitees by virtue of clause (i) of Section 7.02 only for those Buyer Damages as to which Buyer has given Seller written notice thereof within two years after the Closing Date; provided, however, that with respect to any claim for Buyer Damages sustained by reason of a breach of any representation or warranty relating to those matters governed by Sections 3.10 and 3.24 Seller's liability shall be limited to Buyer Damages as to which such written notice shall have been given within the periods of the applicable federal and state statutes of limitations related to such matters. Notwithstanding the foregoing, Seller shall be obligated to indemnify Buyer Indemnitees for claims of alleged breach of any representation or warranty of Seller with regard to the condition of assets of the Company contained in Section 3.13 only if Buyer shall have given Seller written notice of facts upon which the claim is based not later than ninety days after the Closing.

               (c) MAXIMUM LIABILITY. Notwithstanding any provision of this Agreement to the contrary, the aggregate liability of Seller under (1) Section
7.03 above and (2) Section 7.03 of

Exchange Agreements shall not in any event exceed $2,400,000, except for the following: (i) claims as otherwise provided in Section 7.04(d) below; (ii) claims arising under Sections 3.10 or 5.02 (taxes); and (iii) claims against the Company for a refund of any amount previously received by the Company for any Medicare reimbursement.

               (d) FRAUD; INTENTIONAL MISREPRESENTATION. The limitations set forth in Sections 7.04(a), (b), and (c) shall not apply to Buyer Damages arising out of (i) fraud or (ii) the breach of any representation or warranty contained herein or pursuant hereto if such representation or warranty was made with actual knowledge that it contained an untrue statement of a fact or omitted to state a fact necessary to make the statements of facts contained therein not misleading.

         7.05. NOTICE OF CLAIMS. If any Buyer Indemnitee or Seller Indemnitee (an "Indemnified Party") believes that it has suffered or incurred or will suffer or incur any Buyer Damages or Seller Damages, as the case may be ("Damages"), for which it is entitled to indemnification under this Article VII, such Indemnified Party shall so notify the party or parties from whom indemnification is being claimed (the "Indemnifying Party") with reasonable promptness and reasonable particularity in light of the circumstances then existing. If any action at law or suit in equity is instituted by or against a third party with respect to which any Indemnified Party intends to claim any Damages, such Indemnified Party shall promptly notify the Indemnifying Party of such action or suit. The failure of an Indemnified Party to give any notice required by this Section shall not affect any of such party's rights under this
Article VII or otherwise except and to the extent that such failure is actually prejudicial to the rights or obligations of the Indemnified Party.

         7.06. THIRD PARTY CLAIMS. The Indemnifying Party shall have the right at its sole cost and expense to conduct and control, through counsel of its choosing, the defense of any third party claim, action or suit, and the Indemnifying Party may compromise or settle the same, provided that the Indemnifying Party shall give the Indemnified Party advance notice of any proposed compromise or settlement. The Indemnifying Party shall permit the Indemnified Party to participate in the defense of any such action or suit through counsel chosen by the Indemnified Party, provided that the fees and expenses of such counsel shall be borne by the Indemnified Party. If the Indemnifying Party shall control the conduct and settlement of such action or suit, (i) the Indemnifying Party shall not thereby permit to exist any Encumbrance upon any asset of the Indemnified Party; (ii) the Indemnifying Party shall not consent to any settlement that does not include as an unconditional term thereof the giving of a complete release from liability with respect to such action or suit to the Indemnified Party; (iii) the Indemnifying Party shall permit the Indemnified Party to participate in such conduct or settlement through counsel chosen by the Indemnified Party; and (iv) the Indemnifying Party shall agree promptly to reimburse the Indemnified Party for the full amount of any Damages including fees and expenses of counsel for the Indemnified Party incurred after giving the foregoing notice to the Indemnifying Party and prior to the assumption of the conduct and control of such action or suit by the Indemnifying Party.

                                  ARTICLE VIII
                                 MISCELLANEOUS

         8.01. COSTS AND EXPENSES. Subject to Section 6.04., Buyer and Seller shall each pay its respective expenses, brokers' fees and commissions, and Seller shall pay all of the pre-Closing expenses of the Company incurred in connection with this Agreement and the transactions contemplated hereby, including all accounting, legal and appraisal fees and settlement charges.

         8.02. FURTHER ASSURANCES. Seller shall, at any time and from time to time on and after the Closing Date, upon request by Buyer and without further consideration, take or cause to be taken such actions and execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments, documents, transfers, conveyances and assurances as may be required or desirable for the better conveying, transferring, assigning, delivering, assuring and confirming the Shares to Buyer or any of the assets used in the Business to the Company.

         8.03. NOTICES. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made (i) the second business day after the date of mailing, if delivered by registered or certified mail, postage prepaid, (ii) upon delivery, if sent by hand delivery, (iii) upon delivery, if sent by prepaid courier, with a record of receipt, or (iv) the next day after the date of dispatch, if sent by cable, telegram, facsimile or telecopy (with a copy simultaneously sent by registered or certified mail, postage prepaid, return receipt requested), to the parties at the following addresses:

               (i)    if to Buyer, to:

                      F. David Carr, President
                      Hawthorn Health Properties, Inc.
                      1350 Bayshore Highway,
                      Suite 300
                      Burlingame, California  94010
                      Telecopy: (415) 348-6943

                      with a required copy to:

                      Richard D. Harroch
                      Orrick, Herrington & Sutcliffe
                      Old Federal Reserve Bank Building
                      400 Sansome Street
                      San Francisco, California  94111
                      Telecopy: (415) 773-5759
                      with a required copy to:

                      Brad E. Hollinger
                      Chairman and CEO
                      Balanced Care Corporation
                      8507 Market Street, Suite 202
                      Camp Hill, PA 17011
                      Telecopy: (717) 381-9179

                      with a required copy to:

                      Kirkpatrick & Lockhart LLP
                      Attn: John C. Rodney, Esquire
                      1500 Oliver Building
                      Pittsburgh, PA  15222
                      Telecopy: (412) 355-6501

               (ii)   if to Seller, to:

                      Mr. Billy Ray Foster
                      President and CEO
                      Foster Health Care Group
                      426 S. Jefferson
                      Springfield, MO  65806
                      Telecopy: (417) 831-7383

                      with a required copy to:

                      Harvey Tettlebaum
                      Busch & Eppenberger
                      235 East High Street, Suite 300
                      Jefferson City, Missouri  65101
                      Telecopy:  (573) 634-7854

Notices to each Company shall be addressed in care of Seller before Closing and in care of Buyer after Closing. Any party hereto may change the address to which notice to it, or copies thereof, shall be addressed, by giving notice thereof to the other parties hereto in conformity with the foregoing.

         8.04. CURRENCY. All currency references herein are to United States dollars.

         8.05. OFFSET; ASSIGNMENT; GOVERNING LAW. Buyer shall be entitled to offset or recoup from any amounts due to Seller from Buyer hereunder or under any Other Agreement against any obligation of Seller to Buyer hereunder or under any Other Agreement. This Agreement and all the rights and powers granted hereby shall bind and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement and the rights, interests and obligations hereunder may not be assigned by any party hereto without the prior written consent of the other parties hereto, except that Buyer may make such assignments to any Affiliate of Buyer provided that Buyer remains liable hereunder. This Agreement shall be governed by and construed in accordance with the laws of the Missouri without regard to its conflict of law doctrines.

         8.06. AMENDMENT AND WAIVER; CUMULATIVE EFFECT. To be effective, any amendment or waiver under this Agreement must be in writing and be signed by the party against whom enforcement of the same is sought. Neither the failure of any party hereto to exercise any right, power or remedy provided under this Agreement or to insist upon compliance by any other party with its obligations hereunder, nor any custom or practice of the parties at variance with the terms hereof shall constitute a waiver by such party of its right to exercise any such right, power or remedy or to demand such compliance. The rights and remedies of the parties hereto are cumulative and not exclusive of the rights and remedies that they otherwise might have now or hereafter, at law, in equity, by statute or otherwise.

         8.07. ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. This Agreement and the Schedules and Exhibits set forth all of the promises, covenants, agreements, conditions and undertakings between the parties hereto with respect to the subject matter hereof, and supersede all prior or contemporaneous agreements and understandings, negotiations, inducements or conditions, express or implied, oral or written, including the letter of intent. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder, except the provisions of Sections 7.02 and 7.03 relating to Buyer Indemnitees and Seller Indemnitees, provided, however, that BCC shall be a third party beneficiary of Buyer's rights hereunder.

         8.08. SEVERABILITY. If any term or other provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced under any rule of Law in any particular respect or under any particular circumstances, such term or provision shall nevertheless remain in full force and effect in all other respects and under all other circumstances, and all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

         8.09. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall be deemed to be one and the same instrument.

         IN WITNESS WHEREOF, THE PARTIES HERETO HAVE EXECUTED THIS AGREEMENT AS OF THE DAY AND YEAR FIRST ABOVE WRITTEN.

                                    SELLER
                                    /s/ Billy Ray Foster, Sr.
                                    ----------------------------------------
                                    Billy Ray Foster, Sr., both individually
                                    and as Trustee of the Revocable Inter
                                    Vivos Trust Agreement of Billy Ray
                                    Foster dated February 4, 1988

                                    /s/ John Douglas Foster
                                    ----------------------------------------
                                    John Douglas Foster

                                    /s/ Billy Ray Foster, Jr.
                                    ----------------------------------------
                                    Billy Ray Foster, Jr.

                                    /s/ J. Kaye Foster Gibson
                                    ----------------------------------------
                                    J. Kaye Foster Gibson

                                    /s/ Robert Anthony Foster
                                    ----------------------------------------
                                    Robert Anthony Foster

                                    /s/ Mark Bradley Foster
                                    ----------------------------------------
                                    Mark Bradley Foster

                                    BUYER

                                    Hawthorn Health Properties, Inc.

                                    By: /s/ James A. Diebold
                                        ------------------------------------
                                    Name: James A. Diebold
                                          ----------------------------------
                                    Title: Vice President
                                           ---------------------------------